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                                                               EXHIBIT 99.(c)(3)


September 22, 1999

United Technologies Corporation
400 Main Street
East Hartford, CT 06108

Dear Sirs or Madams:

          You have requested information from Cade Industries, Inc. and its subsidiaries (the "Company") and affiliates in connection with your consideration of a possible negotiated strategic transaction between you and the Company (the "Transaction"). As a condition to the Company furnishing such information to you, we are requiring that you agree, as set forth below, to treat confidentially such information and any other information that the Company, its agents or representatives (including attorneys and financial advisors) furnish to you or your directors, officers, employees, agents, advisors, prospective bank or institutional lenders, affiliates or representatives of you agents, advisors or prospective lenders (all of the foregoing collectively referred to as "Representatives"), furnished after the date of this letter, and all notes, analyses, compilations, studies, files or other documents or material, whether prepared by you or others, which contain or otherwise reflect such information (collectively, the "Evaluation Material").

          The terms "Evaluation Material" does not include information which (i) was in the public domain at the time of disclosure hereunder or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company, its representatives or its agents, (iii) becomes available to you on a non-confidential basis from a source other than the Company, its representatives or its agents, provided that such source is not to your knowledge bound by a confidentiality agreement with the Company, its representatives or its agents or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation; or (iv) is independently developed by you without use of the Evaluation Materials.

          It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating a possible Transaction provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material and provided further that you shall not disclose the Evaluation Material to any of your Representatives who are employed by Pratt & Whitney Engine Services, except you may disclose the Evaluation Material to such employees who are directly involved in review of a possible transaction on a need to know basis only, so long as all competition-sensitive information on customers and pricing is deleted from the materials they receive. You

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United Technologies Corporation
September 22, 1999
Page 2

agree that the Evaluation Material will be kept confidential by you and your Representatives and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by you or your Representatives. You further agree that you and your Representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate a possible Transaction. You shall be deemed to have satisfied the above obligations by using the same degree of care that you use to protect your own information of like nature, provided that such degree of care is at least reasonable care.

          Without the other party's prior written consent, neither party (i.e., neither the Company and its agents nor you and your Representatives) will disclose to any person (subject to the preceding paragraph) (1) the fact that the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material, (2) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (3) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and, to the extent practicable, after advising and consulting with the Company about your intent to make, and the proposed contents of, such disclosure) is, in the written opinion of your counsel, required by applicable United States securities laws. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

          In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, it is agreed that you or such Representative, as the case may be, will, to the extent practicable, provide the Company with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative's compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, in the written opinion of your counsel, you are legally compelled to disclose and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.

          In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

          In view of the fact that the Evaluation Material consists of confidential and non-public information, you agree that for a period from the date of this Agreement to the earliest of (i) one year from the date of this Agreement, (ii) the date upon which the Company publicly

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United Technologies Corporation
September 22, 1999
Page 3



announces its intention to enter into a Business Combination (as defined below) with a third party or publicly announces an agreement to enter into a Business Combination with a third party, and (iii) the date upon which a third party publicly announces a definitive proposal for or an offer for a Business Combination with the Company or publicly announces an agreement to enter into a Business Combination with the Company, neither you nor any of your affiliates, alone or with others, will in any manner (1) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of the Company (other than property transferred in the ordinary course of the Company's business), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by the Company's Board of Directors, (2) solicit proxies from shareholders of the Company or otherwise seek to influence or control the management or policies of the Company or (3) assist (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing.

          If the Company (i) has in effect on the date hereof any agreement, or within one year of the date hereof enters into or amends any agreement, relating to the provision of information in connection with a possible merger or sale of all or a substantial portion of its assets or a majority of its outstanding stock, or any form of significant business combination involving the Company or any of its significant subsidiaries (a "Business Combination") or (ii) provides such information in the absence of such an agreement, and such agreement or the provision of such information does not contain a term substantially identical to the preceding paragraph or includes a shorter time period or terms that are otherwise less restrictive than those applicable to you hereunder, then the preceding paragraph shall automatically be amended with respect to each such agreement or amendment or provision of information so that such shorter time period and less restrictive terms (or the absence of any such terms) are applicable to you. The Company agrees to notify you promptly of the occurrence and terms of any such automatic amendment. In addition, in the event that at any time within one year of the date hereof (i) the Company invites or authorizes any other person or entity to submit a definitive proposal with respect to a Business Combination, which proposal is to be considered at a meeting of the board of the directors of the Company or (ii) a meeting of the board of directors of the Company is called to consider any uninvited or unauthorized definitive proposal for a Business Combination, the Company agrees, with respect to each party other than you who submits such a definitive proposal, to give you reasonably prompt notice of the date of the relevant meeting as circumstances dictate (which notice shall be no later than three business days before such a meeting if you and the Company at the time of such a meeting are engaged in active negotiations with respect to the Transaction) and agrees that you may make a proposal for a Business Combination, which proposal will be considered at the same meeting of the board of directors of the Company.

          Without the prior consent of the Chief Executive Officer or Treasurer,
(1) neither you nor those of your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause any communications with any employee of the

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United Technologies Corporation
September 22, 1999
Page 4


Company other than the Chief Executive Officer or Treasurer of the Company concerning the Evaluation Material or any possible Transaction and (2) none of your officers or employees who are aware of the Evaluation Material and/or the possibility of a Transaction will, for the one-year period from the date of this letter agreement, solicit or cause to be solicited the employment of any employee of the Company identified through the Evaluation Materials; provided, however, that the foregoing provision will not prevent you from employing any such person (i) who initiates contact with you without any direct or indirect solicitations by or encouragement from any such officer or employee or (ii) who responds to a general advertisement or solicitation.

          If you decide that you do not wish to proceed with a Transaction, you will promptly inform the Chief Executive Officer of the Company of that decision. In that case, or upon our written request, you will promptly deliver to the Company all documents or other matter furnished by the Company to you or your Representatives constituting Evaluation Material, together with all copies thereof in the possession of you or your Representatives. In the event of such decision or request, all other documents or other matter constituting Evaluation Material in your possession or that of your Representatives will be destroyed, with any such destruction confirmed by you in writing to the Company.

          Although you understand that the Company has endeavored to include in the Evaluation Material information known to it and which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor its agents or its representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. Only those representations and warranties that may be made to you or your affiliates in a definitive written agreement for a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in a Transaction such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of the business to be acquired. Moreover, unless and until such a definitive written agreement is entered into, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving such agreements.

          The Company and you agree to indemnify and hold harmless the other party from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any breach of this agreement. The Company and you acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement and that any such breach would cause the other party irreparable harm. Accordingly, each party agrees that in the event of any breach or threatened breach of this Agreement, the other party, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

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United Technologies Corporation
September 22, 1999
Page 5


          It is understood and agreed that no failure or delay by you or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          You agree and consent to personal jurisdiction, service and venue in any federal or state court within the State of Wisconsin having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be governed by and construed in accordance with the substantive provisions of the corporate statutory laws of the State of Wisconsin and, as such law supplement s but does not conflict with the corporate statutory laws of the State of Wisconsin, the laws of the Sate of New York.

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United Technologies Corporation
September 22, 1999
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          If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.

                                    Very  truly yours,



                                    Richard A. Lund
                                    President and Chief Executive Officer

Confirmed and agreed to as of
the date first above written:

United Technologies Corporation

By: /S/ ARI BOUSBIB
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Its: Vice President
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